UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________

FORM 8-K
_________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 22, 2014 (April 17, 2014)

Avis Budget Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 496-4700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of Employment Agreement of Chief Executive Officer

On April 17, 2014, Avis Budget Group, Inc. (the “Company”) amended and restated its agreement with Ronald L. Nelson, our Chairman and Chief Executive Officer (the "Executive"). Such agreement was last amended in January 2010 (the "Prior Agreement").

The amended agreement provides a minimum base salary of $1.15 million and participation in employee benefit plans generally available to our executive officers. The amended agreement also provides, consistent with the Prior Agreement, for an annual incentive award with a target payout equal to 150% of the Executive's base salary, subject to attainment by the Company of performance goals to be determined by the Company's Compensation Committee. In addition, the amended agreement provides for long-term incentive awards as determined by the Committee in its sole discretion.

The amended agreement generally provides the Executive and his dependents with continuation of certain health and welfare benefits until the Executive reaches (or would have reached) age 75, reflecting no change from the Prior Agreement. Also, consistent with the Prior Agreement, if the Executive's employment with us is terminated by us without "cause" or due to a "constructive discharge" (as defined in the amended agreement), the Executive generally will be entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus his then-current target annual bonus, and accelerated vesting of certain equity awards. The definition of "constructive discharge" does not include any trigger that would provide for grounds for a “constructive discharge” merely upon the occurrence of a change in control of the Company.

The amended agreement has less than a two-year term ending on December 31, 2015, with no automatic renewal or severance provisions applicable at the end of such term. The amended agreement provides that the term may be extended to December 31, 2016 if the Board elects to appoint the Executive as Executive Chairman effective after December 31, 2015. Should the Board make such appointment, the Executive’s compensation shall be no less than either (a) base salary or (b) fifty percent of salary and annual incentive, in each case, as in effect as of December 31, 2015.

A copy of the amended agreement is attached hereto as an Exhibit and is incorporated herein by reference. The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Appointment of Chief Accounting Officer

The Company has announced that effective May 12, 2014, David T. Calabria will be appointed as the Company’s Chief Accounting Officer, replacing Izilda P. Martins in that role. Ms. Martins has been named Senior Vice President, Finance, North America.
Mr. Calabria, age 39, joined the Company in 2004 and has held roles of increasing responsibility within the Company’s Treasury function, most recently as Vice President and Assistant Treasurer. Prior to joining the Company, Mr. Calabria was a Vice President in ABS Conduit Administration at JPMorganChase Bank and was an accountant with PriceWaterhouseCoopers. Mr. Calabria is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Notre Dame.

In connection with Mr. Calabria’s appointment, on April 16, 2014, the Company’s Compensation Committee awarded Mr. Calabria an incremental long-term incentive with a target grant date value of $35,000. Seventy percent of the target award consists of time-based restricted stock units, which are scheduled to vest one-third on each of the first three anniversaries of the date of grant, and thirty percent consists of performance-based restricted stock units, which are scheduled to vest on the third anniversary of the date of grant based on the achievement of performance goals. Vesting of both the time-based restricted stock units and the performance-based restricted stock units generally is subject to continued employment. The performance-based stock units may vest between 50% and 150% of target, depending on the level of performance achieved.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between Avis Budget Group, Inc. and Ronald L. Nelson.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Jean M. Sera
Name:	Jean M. Sera
Title:	Senior Vice President and Corporate Secretary

Date: April 22, 2014

AVIS BUDGET GROUP, INC.
CURRENT REPORT ON FORM 8-K
Report Dated April 22, 2014 (April 17, 2014)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement between Avis Budget Group, Inc. and Ronald L. Nelson.